Exhibit 10.1

January 19, 2019

Mr. Glen Goold
2818 Elsmore Street
Fairfax, VA 22031-1411

Dear Glen:

I am pleased to confirm your appointment as interim Chief Financial Officer of USA Technologies, Inc. (“USAT”) effective January 24, 2019. In your role as interim Chief Financial Officer, you will act as the principal financial officer of USAT, and you will report to me. This will confirm that you will, among other things, be performing the functions to permit you to execute the required certifications of the Company’s principal financial officer under Rule 13a-14 of the Securities Exchange Act of 1934.

The following are the terms of your engagement:

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Your compensation will be $35,000 per month during the term of your engagement. As you are an independent contractor to USAT, your compensation will be paid to you without any payroll or other employee deductions, and you will not be eligible for any employee fringe benefits. USAT will also pay or reimburse you for the monthly premium for your health insurance coverage which is presently approximately $2,100, and which coverage is being made available to you pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA).

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You will devote your full time, energy, skills and attention to the business of USAT, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

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Your appointment as interim Chief Financial Officer of USAT will end on June 30, 2019 unless extended by mutual written agreement. USAT will assess your performance at the end of the initial contract period in connection with any such extension.

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You will receive a cash bonus of $105,000 upon USAT achieving compliance with (i) the periodic filing obligations under the Securities Exchange Act of 1934, including the filing of the Annual Report on Form 10-K for the fiscal year ended June 30, 2018, the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2018, and the Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2019; and (ii) the listing standards of The Nasdaq Stock Market LLC. If your contract would be extended as referenced above, you would participate in an incentive bonus plan to be negotiated between us or if you would become an employee of USAT, you would participate in the appropriate USAT incentive bonus plan(s).

100 Deerfield Lane, Suite 300, Malvern, PA 19355 T 800.633.0340/610.989.0340 F 610.989.0344 www.usatech.com

CONFIDENTIAL AND PROPRIETARY – SUBJECT TO NON-DISCLOSURE OBLIGATIONS

Mr. Glen Goold

January 18, 2019

•	You will be covered as an executive officer of USAT under our Directors & Officers liability insurance policy and would be covered by the applicable indemnification provisions set forth in our bylaws.

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You acknowledge that you will be subject to the following policies of USAT: Code of Business Conduct and Ethics, as amended; and Blackout Period and Notification Policy. As interim Chief Financial Officer, you would also be required to file statements of beneficial ownership of USAT securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.

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Except in connection with your duties as interim Chief Financial Officer, you shall not, directly or indirectly, at any time from and after the date hereof, and whether or not your appointment as interim Chief Financial Officer has been terminated or has expired for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, financial information, financial projections, documents, process, procedures, know-how, data, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USAT, or concerning USAT' s customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, through your engagement with, or through your affiliation with USAT, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USAT’s premises, whether physically or electronically, without the express written permission of USAT.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

This offer is contingent upon approval of this letter by our Board of Directors which is expected to be no later than Monday, January 21, 2019.

100 Deerfield Lane, Suite 300, Malvern, PA 19355 T 800.633.0340/610.989.0340 F 610.989.0344 www.usatech.com

CONFIDENTIAL AND PROPRIETARY – SUBJECT TO NON-DISCLOSURE OBLIGATIONS

Mr. Glen Goold

January 18, 2019

Please indicate your written acceptance by signing this letter and returning it to me by email.

Sincerely,

/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

Accepted and Agreed to:

/s/ Glen Goold	1/21/19
Glen Goold	Date

100 Deerfield Lane, Suite 300, Malvern, PA 19355 T 800.633.0340/610.989.0340 F 610.989.0344 www.usatech.com